EXHIBIT 99.1

(COMPANY'S LOGO)


FOR IMMEDIATE RELEASE

                MONSTERDAATA SELLS CUSTOM MLS AND MAPTRACKER(TM)
                PRODUCTS TO FIRST AMERICAN REAL ESTATE SOLUTIONS

Charlottesville, VA - March 11, 2002 MonsterDaata Inc., a leading national provider of property, school, and census-related neighborhood information and online direct-marketing tools to the real estate industry, announces the sale of its MapTracker(TM) and Custom MLS products to First American Real Estate Solutions (RES), a provider of advanced applications and property information for use by real estate and mortgage finance companies.

"With the sale of MapTracker(TM) and Custom MLS to First American RES, MonsterDaata is now able to focus on its three core products for the real estate industry," says Jim Gayhart, President and Chief Executive Officer of MonsterDaata. "Our three primary products, AgentLink(TM), ListingPlus(TM) and Channel Reports, have really started to take hold in the marketplace and this transaction strengthens our ability to continue to gain market share."

The exclusive AgentLink(TM) Lead Generation and Management System features a professional Web site with the agent's listings, neighborhood and city-level information, automated MLS-search capabilities, and phone, fax and email-capture functionality. Combined with an online back-office workstation and contact database, the exclusive AgentLink(TM) system enables even the busiest real estate professional to track and manage customer contacts, maintain a consistent direct-marketing campaign, and grow their business.

ListingPlusTM is a powerful application that enhances online listings by adding local area profiles, including real-time population demographics such as household, school, SAT score, crime, education, employment and ethnicity statistics, and much more. Importantly, ListingPlusTM is easily integrated on any agency Web site to appear as private label information: the reports quickly and seamlessly integrate with the existing Web site and branding. In addition, users don't have to run manual searches - the information they seek is accessed at the touch of a button.

MonsterDaata's Channel Reports offer companies the ability to customize their Web content. Clients can select reports from a menu of channels that include:
Environment, Lifestyle, People, Schools, Money, and Community. Comprehensive neighborhood information can be accessed down to the census block level, making MonsterDaata Channel Reports much more specific than traditional ZIP code-level reports. Channel Reports are available in HTML or XML format.

With 10 years of experience in the real estate industry, MonsterDaata has served over 30,000 real estate brokers and agents, as well as portals such as Yahoo, Homestore.com, Move.com and



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others. Their products allow businesses to easily aggregate, analyze or distribute customized, industry-specific Web content in order to drive sales, increase Web traffic, generate revenue and reduce transaction costs.

For more information, call 1-800-948-7176.

Contact: Charles Ix, Director of Marketing

Phone: 434-984-3992
Toll-free: 1-800-948-7176
marketing@monsterdaata.com
www.monsterdaata.com

ABOUT MONSTERDAATA

MonsterDaata, Inc. www.monsterdaata.com is an Internet information utility company that has developed advanced data compilation, transformation and delivery technology designed to transform and distribute significant amounts of information from disparate sources for a number of business verticals and professionals. The company distributes content and applications solutions in a highly customizable, flexible manner. These products are designed to enable businesses to easily aggregate, analyze and distribute customized, industry-specific content in order to better drive their sales and marketing programs, increase revenue and traffic, and reduce transaction costs.

ABOUT FIRST AMERICAN REAL ESTATE SOLUTIONS

First American RES provides advanced applications and property information to 500,000 real estate and mortgage finance professionals nationwide. RES' applications help consumers and businesses buy and sell real estate, value residential and commercial properties, study real estate trends and neighborhood characteristics, and identify consumer prospects for financing, insurance and home improvement services. The company compiles its real property ownership, sales and financing data from public record, appraisal and multiple listing service providers. Its data coverage extends to 90 percent of all U.S. real estate activity, the broadest reach of any real estate information provider. It updates its database of property profiles and real estate transactions daily, adding nearly 2 million new transfers and mortgages each month. For more information call (800) 426-1466 or visit www.firstamres.com.







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